Exhibit 10.1

[LETTERHEAD OF TESSCO TECHNOLOGIES INCORPORATED]

February 18, 2015

Mr. Gerald T. Garland
2805 Monkton Road
Monkton, MD 21111

Re: Separation and Transition Arrangements

Dear Jerry:

Following up on our discussions, this letter sets forth our agreement regarding your departure from TESSCO, including the period of transition and the amendment of the terms of your Severance and Restrictive Covenant Agreement dated February 9, 2009 (the “2009 Severance Agreement”).

1.            Your departure from TESSCO culminates our recent discussions about your current and future interests and activities, and in particular your desire to pursue certain charitable and philanthropic endeavors, and balancing these interests with the needs of TESSCO’s business. As such, it represents a mutual decision to separate and, strictly speaking, it is neither a termination of your employment without Cause by TESSCO nor a resignation (either with or without Good Reason) on your part, as those terms are used in the 2009 Severance Agreement. In other words, the 2009 Severance Agreement does not squarely address the situation.

2.            In particular, as we have discussed and you have acknowledged, TESSCO is not obligated to make any severance payments to you under Section 3.3 of the 2009 Severance Agreement as a consequence of your departure. By the same token, however, in order to expedite the implementation of our mutual decision to separate and in consideration of your undertakings as described below, and in view of your more than 20 years of service and enormous contributions to TESSCO from its earliest days as a public company, TESSCO will make the payments and provide the benefits described in paragraph 3 (subject to the conditions stated there).

3.           TESSCO will pay you a severance amount equal to 100% of your annual base salary (which is $345,000), in two installments of $172,500 (less applicable taxes and such other amounts as we are authorized or required by law to deduct). As noted below, your agreed departure date is May 31, 2015. Consequently, these payments will be made to you on May 31 (your last day as a TESSCO employee) and on January 4, 2016, subject to the following conditions:

A.	Not later than May 18, 2015, you have executed and delivered (and do not thereafter revoke) the General Release attached as Exhibit 1 to this letter agreement (which, regardless of when it is executed and delivered, will be deemed effective on and as of May 31, 2015);

B.	Between the date of this letter and May 31, 2015, your employment is not terminated for “Cause” within the meaning of subsection (a), (c), (d), or (e) of Section 2.2 of the 2009 Severance Agreement (but not subsection (b) of that Section, which is hereby deleted);

Mr. Gerald T. Garland
February 18, 2015

C.	From May 31 through and including November 30, 2015, you have not accepted a position as, or served as or performed any of the material duties of, an executive or senior management employee of any business enterprise (regardless of whether that business enterprise competes to any extent with TESSCO); and

D.	From May 31 through and including November 30, 2015, you have continued to abide by all of the restrictions and obligations under 2009 Severance Agreement (as amended by this letter agreement), including those set forth in Section 3.7 and Section 4 of the 2009 Severance Agreement (as well as any other post-employment obligations you may have under the TESSCO Code of Conduct).

Of course, the restriction in paragraph C above is not intended (1) to preclude you in any way from being involved (in a leadership capacity or otherwise) in the activities of any nonprofit charitable, educational, or religious organization, (2) to otherwise limit you in pursuing charitable and philanthropic endeavors, or (3) to prohibit you from serving on the board of or as a consultant to a business enterprise that does not in any way compete with TESSCO, provided you are not employed full-time by such enterprise.

4.           As noted above, we have agreed that your last day as a TESSCO employee will be May 31, 2015. During the period from the date of this letter through May 31, we will work together to wind down your efforts and transition your duties and responsibilities to me. You will continue to receive 100% of your current base salary (and your employee benefits) through the end of this period, i.e., through May 31. (You will also be entitled to and will receive in the first payroll after your termination date your accrued but unused paid time off in accordance with TESSCO’s normal policies.) As part of this transition, we have agreed that you will step down as Senior Vice President of Solutions Development & Product Management effective as of the date of your signature on this letter, and during this period we will be realigning your duties and responsibilities as we determine appropriate to achieve an orderly and efficient transition.

5.           The payments described in paragraph 3 above are in lieu of any and all payments or benefits to which you might otherwise be entitled by reason of your separation from TESSCO (whether under the 2009 Severance Agreement or any other plan, agreement, arrangement, or understanding), other than vested benefits to which you are entitled under TESSCO’s qualified retirement plans and your rights to continuation coverage under COBRA. Although you will be entitled to 100% of your current base salary plus your existing benefits through May 31, 2015, i.e., your last day as a TESSCO employee, you will not be eligible for or entitled to participate in or receive any benefit from TESSCO’s Value Share Program for Fiscal Years 2015 or 2016. Should you predecease the date or dates on which the amounts described in paragraph 3 become payable, those amounts will be paid to your estate or other successor in interest (subject, of course, to your prior compliance with the conditions stated in paragraph 3).

6.       This letter is not intended to modify the terms of your Performance Stock Unit Agreements in any way. Because the mutual expectation is that you will still be employed by TESSCO on May 1, 2015, you will be entitled to receive any previously earned Performance Shares (including any that are earned for the Fiscal Year 2015) that are otherwise distributable on or about that date. However, you will not be eligible to earn any Performance Shares for the Fiscal Year 2016, nor will you be entitled to receive any Performance Shares earned for prior Fiscal Years that might otherwise become distributable (or “vested”) after the May 2015 distribution date, all of which will be forfeited. Because your departure is the result of a mutual decision to separate, you acknowledge that it is not the result of, nor will it be treated as, either a termination of your employment by TESSCO or a termination of your employment by you with Good Reason, as those terms are used in your Performance Stock Unit Agreements.

Mr. Gerald T. Garland
February 18, 2015

7.           Finally, although the provisions of this letter supersede in all respects the provisions in Section 3 of the 2009 Severance Agreement regarding any rights you may have to payments or benefits by virtue of the termination of your employment, the 2009 Severance Agreement otherwise remains in effect. In particular, you continue to be bound by your obligations under Section 3.7 (Termination Obligations) and Section 4 (Restrictive Covenants) of the 2009 Severance Agreement, which remain in full force and effect, enforceable by TESSCO in accordance with their terms. For this purpose, your “Date of Termination” will mean May 31, 2015 and “Restriction Period” will mean the one-year period beginning on that date and ending on May 31, 2016.

Jerry, if the above fully and accurately sets forth our understanding, please so confirm by signing and returning to me a copy of this letter.

Very truly yours,

/s/Robert B. Barnhill, Jr.

Robert B. Barnhill, Jr.
Chairman, President, and CEO

CONFIRMED AND AGREED:

/s/ Gerald T. Garland
GERALD T. GARLAND
Date: February 18, 2015